GrantThornton

April 2, 2012

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549	Audit Tax Advisory Grant Thornton LLP 1400 Computer Drive, Suite 300 Westborough, MA 01581 T 508.926.2200 F 508.616.4402 www.GrantThornton.com

Re:	PAID, INC. File No. 0-28720

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of PAID, INC. dated April 2, 2012 and agree with the statements concerning our Firm and the statements concerning CCR LLP (we have succeeded to the practice of such firm) contained therein.

Very truly yours,

Grant Thornton LLP
U.S. member firm of Grant Thornton International Ltd